Exhibit 99.77(q)(e)(2)

May 22, 2015

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated May 1, 2015, as amended, between Voya Mutual Funds and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to modify the breakpoints to the annual investment management fee for Voya Global Value Advantage Fund (formerly, Voya International Value Equity Fund, the “Fund”), effective as of the close of business on May 22, 2015, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, which indicates the modified breakpoints to the annual investment management fee for the Fund, is attached hereto.

Please signify your acceptance to the modified breakpoints to the annual investment management fee for the aforementioned Fund by signing below.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Mutual Funds

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA MUTUAL FUNDS

and

VOYA INVESTMENTS LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)

Voya Diversified Emerging Markets Debt Fund	May 1, 2015	0.800% on all assets
Voya Diversified International Fund	May 1, 2015	Direct Investments[1] 0.400% on assets Underlying Funds[2] 0.100% on assets
Voya Emerging Markets Equity Dividend Fund	May 1, 2015	1.100% on the first $100 million of assets; 1.000% on the next $150 million of assets; and 0.900% thereafter
Voya Global Bond Fund	May 1, 2015	0.500% on all assets
Voya Global Equity Dividend Fund	May 1, 2015	0.800% on the first $500 million of assets; 0.780% on the next $500 million of assets; and 0.760% thereafter

1 “Direct Investments” shall mean assets which are not Underlying Funds.

2 “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)

Voya Global Perspectives Fund	May 1, 2015	Direct Investments[1] 0.400% on assets Underlying Funds[2] 0.200% on assets
Voya Global Real Estate Fund	May 1, 2015	0.900% of the first $250 million of assets; 0.875% of the next $250 million of assets; and 0.800% thereafter
Voya Global Value Advantage Fund (formerly, Voya International Value Equity Fund)	Close of business on May 22, 2015	0.950% on the first $500 million of assets; 0.900% on the next $500 million of assets; and 0.825% thereafter
Voya International Core Fund	May 1, 2015	0.850% on all assets
Voya International Real Estate Fund	May 1, 2015	1.100% on the first $250 million of assets; 1.000% on the next $250 million of assets; and 0.900% thereafter
Voya Multi-Manager Emerging Markets Equity Fund	May 1, 2015	1.100% on all assets
Voya Multi-Manager International Equity Fund	May 1, 2015	0.850% on all assets
Voya Multi-Manager International Small Cap Fund	May 1, 2015	1.100% of the first $500 million of assets; 1.000% of the next $500 million of assets; and 0.950% thereafter
Voya Russia Fund	May 1, 2015	1.350% on all assets

1 “Direct Investments” shall mean assets which are not Underlying Funds.

2 “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.